                                                                    Exhibit 99.2

INTERNAL REVENUE SERVICE                    Department of the Treasury
                                            Washington, DC 20224

Index Number:  355.00-01

Stephen E. Wells                            Person To Contact:
McDermott, Will & Emery                     William F. Barry, IV, ID No.50-18001
600 13th Street, N.W.
Washington, D.C. 20005                      Telephone Number:
                                            (202) 622-7770

                                            Refer Reply To:
                                            CC:CORP:B02-PLR-146748-03

                                            Date:
In Re:                                      DECEMBER 04, 2003
      AJ Shoultz
      Abbott Laboratories
      100 Abbott Park Road
      Abbott Park, Illinois 60064-3500


Distributing 2         =    Abbott Laboratories
                            an Illinois corporation
                            EIN: 36-0698440

Distributing 1         =    Abbott Laboratories, Inc.
                            a Delaware corporation
                            EIN: 36-4184946

Sub 1                  =    Abbott International Ltd.
                            a Delaware corporation
                            EIN: 36-2205775

Sub 1 LLC              =    Abbott International LLC
                            a Delaware limited liability company
                            EIN: 36-2205775

Business A             =    Development, manufacture, distribution, and sale of
                            a wide range of products for hospitals and alternate-care sites. Business A also involves outsourced manufacturing for the U.S. pharmaceutical industry.

Business B             =    Development, manufacture, and sale of a wide range
                            of nutritional, pharmaceutical, and medical products.

Financial Advisor      =    Morgan Stanley & Co. Incorporated

a                      =    approximately $500 million

PLR-146748-03

b                      =    approximately $500 million to 1 billion

c                      =    less than 10 percent


Dear Mr. Wells:


     This letter responds to your August 5, 2003 request for rulings on certain Federal income tax consequences of proposed transactions. The information in that request and later submissions is summarized below.

     The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

                                SUMMARY OF FACTS

     Distributing 2 is a publicly traded corporation and the common parent of a consolidated group that conducts Business A and Business B. Distributing 2 wholly owns Distributing 1 and Sub 1. Distributing 1, Distributing 2, and Sub 1 each is engaged directly in both Business A and Business B.

     We have received financial information indicating that each of Business A and Business B (as conducted by each of Distributing 1 and Distributing 2) has had gross receipts and operating expenses representing the active conduct of a trade or business for each of the past five years.

     The management of Distributing 2 has determined, based on the advice of Financial Advisor and other information, that management, systemic, and other problems result from the operation of Business A and Business B within Distributing 2's affiliated group. Accordingly, Distributing 2 proposes to separate Business A from Business B.

                              PROPOSED TRANSACTIONS

     To effect the separation, Distributing 2 has proposed the following series of transactions (the "Proposed Transactions"):

PLR-146748-03

     (i) Distributing 1 will transfer all of the marketing and sales personnel and other assets primarily related to Business A of Distributing 1 to a newly formed domestic subsidiary ("Controlled 1") in exchange for all the stock of Controlled 1 and the assumption by Controlled 1 of the Distributing 1 liabilities primarily related to Business A ("Contribution 1").

     (ii) Distributing 1 will distribute all the stock of Controlled 1 to Distributing 2 ("Distribution 1").

     (iii) Pursuant to applicable state law, Sub 1 will convert to a limited liability company ("Sub 1 LLC") that will be disregarded as separate from its owner for Federal tax purposes under Section 301.7701-3 of the Procedure and Administrative Regulations (the "Sub 1 Conversion"). Sub 1 LLC then will distribute to Distributing 2 the assets and liabilities primarily related to Business A.

     (iv) Distributing 2 will transfer all of the assets primarily related to Business A (the "Business A Assets") to a second newly formed domestic subsidiary ("Controlled 2") in exchange for all the stock of Controlled 2 and the assumption by Controlled 2 of (a) a dollars of existing liabilities primarily related to the Business A of Distributing 2 and (b) b dollars of newly placed debt (altogether, "Contribution 2"). Distributing 2 will use the proceeds from the newly placed debt to pay down existing debt. The Business A Assets will include the Business A assets of Sub 1 received from Sub 1 LLC in step (iii) above (c of Sub 1's total assets), the stock of Controlled 1, and ownership interests in other domestic and foreign entitles engaged in aspects of Business A.

     (v) Distributing 2 will distribute all the stock of Controlled 2 to its shareholders, pro rata ("Distribution 2").

                                 REPRESENTATIONS

                        CONTRIBUTION 1 AND DISTRIBUTION 1

     Distributing 2 makes the following representations for Contribution 1 and Distribution 1 described above in steps (i) and (ii):

     (a) Any indebtedness owed by Controlled 1 to Distributing 1 after Distribution 1 will not constitute stock or securities.

     (b) No part of the Controlled 1 stock distributed by Distributing 1 will be received by Distributing 2 as a creditor, employee, or in any capacity other than that of a shareholder of Distributing 1.

     (c) The five years of financial information submitted on behalf of Distributing 1's Business A and Business B represents the present operations of each business, and

PLR-146748-03

regarding each business, there have been no substantial operational changes since the date of the last financial statements submitted.

     (d) Following Distribution 1, each of Distributing 1 and Controlled 1 will continue the active conduct of its business, independently and with its separate employees.

     (e) The gross assets used by Controlled 1 in Business A immediately following Contribution 1 will have a fair market value equal to at least five percent of the total fair market value of the gross assets of Controlled 1. The gross assets used by Distributing 1 in Business B immediately following Distribution 1 will have a fair market value equal to at least five percent of the total fair market value of the gross assets of Distributing 1.

     (f) Distribution 1 is being undertaken to eliminate management, systemic, and other problems resulting from the operation of Business A and Business B within Distributing 2's affiliated group. Distribution 1 is motivated, in whole or substantial part, by this corporate business purpose.

     (g) Distributing 2 has no plan or intention to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing 1 or Controlled 1 after Distribution 1, except in Contribution 2.

     (h) There is no plan or intention by either Distributing 1 or Controlled 1, directly or through any subsidiary corporation, to purchase any of its outstanding stock after Distribution 1.

     (i) There is no plan or intention to liquidate either Distributing 1 or Controlled 1, to merge either corporation with any other corporation, or to sell or otherwise dispose of any of the assets of either corporation after Distribution 1, except in the ordinary course of business.

     (j) The total adjusted basis and the fair market value of the Business A assets to be transferred to Controlled 1 by Distributing 1 in Contribution 1 will equal or exceed the sum of the liabilities to be assumed (as determined under Section 357(d) of the Internal Revenue Code) by Controlled 1.

     (k) The Business A liabilities to be assumed (as determined under Section 357(d)) by Controlled 1 in Contribution 1 will have been incurred in the ordinary course of business and (i) will be associated with the assets transferred or (ii) will be assumed to establish the appropriate liquidity and capital structure for Distributing 1 and Controlled 1.

     (l) No indebtedness will exist between Distributing 1 and Controlled 1 at the time of, or after, Distribution 1, except for indebtedness arising in the ordinary course of business.

PLR-146748-03

     (m) Immediately before Distribution 1, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable Intercompany transaction regulations (see Section 1.1502-13 and Section 1.1502-14 of the Income Tax Regulations as in effect before the publication of T.D. 8597, 1995-2 C.B. 147, and as currently in effect; Section 1.1502-13 as published by T.D. 8597).

     (n) Payments made in any continuing transactions between Distributing 1 and Controlled 1 will be for fair market value and based on arm's-length terms and conditions.

     (o) Neither Distributing 1 nor Controlled 1 is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

     (p) For purposes of Section 355(d), immediately after Distribution 1, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing 1 stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Distributing 1 stock, that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 1.

     (q) For purposes of Section 355(d), immediately after Distribution 1, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of stock entitled to vote of Controlled 1, or 50 percent or more of the total value of shares of all classes of stock of Controlled 1, that was either (i) acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 1, or (ii) attributable to distributions on any stock of Distributing 1 that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 1.

     (r) Distribution 1 is not part of a "plan or series of related transactions" (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Distributing 1 or Controlled 1, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing 1 or Controlled 1.

                                SUB 1 CONVERSION

     Distributing 2 makes the following representations for the Sub 1 Conversion described above in step (iii):

PLR-146748-03

     (s) No election will be made under Section 301.7701-3 that would cause Sub 1 LLC to be classified as other than entity disregarded as separate from its owner for Federal tax purposes.

     (t) Distributing 2, on the date of the adoption of the plan of conversion, and at all times until the conversion occurs, will be the owner of at least 80 percent of the single outstanding class of stock of Sub 1.

     (u) No shares of Sub 1 stock will have been redeemed during the three years preceding the adoption of the plan of conversion.

     (v) When the conversion occurs, Sub 1 will cease to exist for Federal income tax purposes.

     (w) Sub 1 will not have acquired assets in any nontaxable transaction at any time, except in (i) acquisitions occurring more than three years before the date of adoption of the plan of conversion and (ii) ordinary course of business contributions by Distributing 2 of intellectual property rights acquired from time to time for use in Sub 1's business activities.

     (x) No assets of Sub 1 have been, or will be, disposed of by either Sub 1 or Distributing 2, except for (i) dispositions in the ordinary course of business, (ii) dispositions occurring more than three years before adoption of the plan of conversion, and (iii) transfers to Controlled 2 occurring as part of Contribution 2 (step (iv)).

     (y) The Sub 1 Conversion will not be preceded or followed by the reincorporation in, or transfer or sale to, a recipient corporation ("Recipient") of any of the businesses or assets of Sub 1 if persons holding, directly or indirectly, more than 20 percent in value of the stock of Sub 1 immediately before the Sub 1 Conversion also hold, directly or indirectly, more than 20 percent in value of the stock of the Recipient. For purposes of this representation, ownership will be determined immediately after Distribution 2 and by applying the constructive ownership rules of Section 318(a) as modified by Section 304(c)(3).

     (z) Before the adoption of the plan of conversion, no assets of Sub 1 will have been distributed in kind, transferred, or sold to Distributing 2, except in
(i) transactions occurring in the ordinary course of business and (ii) transactions occurring more than three years before adoption of the conversion plan.

     (2a) Sub 1 will report all earned income represented by assets that will be distributed to Distributing 2, such as receivables being reported on a cash basis, unfinished construction contracts, commissions due, etc.

PLR-146748-03

     (2b) The fair market value of the assets of Sub 1 will exceed the liabilities of Sub 1 both at the date of the adoption of the plan of conversion and immediately before the Sub 1 Conversion.

     (2c) There is no intercorporate debt existing between Distributing 2 and Sub 1, and none has been cancelled, forgiven, or discounted, except for transactions that occurred more than three years before the date of adoption of the Sub 1 plan of conversion.

     (2d) Distributing 2 is not an organization exempt from Federal income tax under Section 501 or any other provision.

     (2e) All transactions undertaken contemporaneously with, in anticipation of, in conjunction with, or in any way related to, the Sub 1 Conversion have been fully disclosed.

                        CONTRIBUTION 2 AND DISTRIBUTION 2

     Distributing 2 makes the following representations for Contribution 2 and Distribution 2 described above in steps (iv) and (v):

     (2f) Any indebtedness owed by Controlled 2 to Distributing 2 after Distribution 2 will not constitute stock or securities.

     (2g) No part of the Controlled 2 stock distributed by Distributing 2 will be received by a shareholder of Distributing 2 as a creditor, employee, or in any capacity other than that of a shareholder of Distributing 2.

     (2h) The five years of financial information submitted on behalf of Distributing 2's Business A and Business B represents the present operations of each business, and regarding each business, there have been no substantial operational changes since the date of the last financial statements submitted.

     (2i) Following Distribution 2, Distributing 2 and Controlled 2 each will continue the active conduct of its business, independently and with its separate employees.

     (2j) The gross assets used by Controlled 2 in Business A immediately following Contribution 2 will have a fair market value equal to at least five percent of the total fair market value of the gross assets of Controlled 2. The gross assets used by Distributing 2 in Business B immediately following Distribution 2 will have a fair market value equal to at least five percent of the total fair market value of the gross assets of Distributing 2.

PLR-146748-03

     (2k) Distribution 2 is being undertaken to eliminate management, systemic, and other problems resulting from the operation of Business A and Business B within Distributing 2's affiliated group. Distribution 2 is motivated, in whole or substantial part, by this corporate business purpose.

     (2l) Except as may be required by the rules governing the Section 401(k) plan of Distributing 2, there is no plan or intention by any shareholder who owns five percent or more of the stock of Distributing 2, and the management of Distributing 2, to the best of its knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing 2, to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing 2 or Controlled 2 after Distribution 2.

     (2m) There is no plan or intention by either Distributing 2 or Controlled 2, directly or through any subsidiary corporation, to purchase any of its outstanding stock after Distribution 2, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696.

     (2n) There is no plan or intention to liquidate either Distributing 2 or Controlled 2, to merge either corporation with any other corporation, or to sell or otherwise dispose of any of the assets of either corporation after Distribution 2, except in the ordinary course of business.

     (2o) The total adjusted basis and the fair market value of the Business A assets to be transferred to Controlled 2 by Distributing 2 in Contribution 2 will equal or exceed the sum of the liabilities to be assumed (as determined under Section 357(d)) by Controlled 2.

     (2p) The Business A liabilities to be assumed (as determined under Section 357(d)) by Controlled 2 in Contribution 2 will have been incurred in the ordinary course of business and (1) will be associated with the assets being transferred or (2) are being assumed to establish the appropriate liquidity and capital structure for Distributing 2 and Controlled 2.

     (2q) No indebtedness will exist between Distributing 2 and Controlled 2 at the time of, or after, Distribution 2, except for indebtedness arising in the ordinary course of business.

     (2r) Immediately before Distribution 2, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see Sections 1.1502-13 and 1.1502-14 as in effect before the publication of T.D. 8597 and as currently in effect; Section 1.1502-13 as published in T.D. 8597). Any excess loss account Distributing 2 may have in the stock of Controlled 2 will

PLR-146748-03

be included in income immediately before Distribution 2 to the extent required by applicable regulations (see Section 1.1502-19).

     (2s) Payments made in any continuing transactions between Distributing 2 and Controlled 2 will be for fair market value based on arm's-length terms and conditions.

     (2t) Neither Distributing 2 nor Controlled 2 is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv).

     (2u) For purposes of Section 355(d), immediately after Distribution 2, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Distributing 2 stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Distributing 2 stock, that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 2.

     (2v) For purposes of Section 355(d), Immediately after Distribution 2, no person (determined after applying Section 355(d)(7)) will hold stock possessing 50 percent or more of the total combined voting power of all classes of stock entitled to vote of Controlled 2, or 50 percent or more of the total value of shares of all classes of stock of Controlled 2, that was either (i) acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 2, or (ii) attributable to distributions on any stock of Distributing 2 that was acquired by purchase (as defined in Section 355(d)(5) and (8)) during the five-year period (determined after applying Section 355(d)(6)) ending on the date of Distribution 2.

     (2w) Distribution 2 is not part of a "plan or series of related transactions" (within the meaning of Section 355(e)) pursuant to which one or more persons will acquire directly or indirectly stock possessing 50 percent or more of the total combined voting power of all classes of stock of either Distributing 2 or Controlled 2, or stock possessing 50 percent or more of the total value of all classes of stock of either Distributing 2 or Controlled 2.


                                     RULINGS

                        CONTRIBUTION 1 AND DISTRIBUTION 1

     Based solely on the information submitted and the representations set forth above, we rule as follows on Contribution 1 and Distribution 1 described above in steps (i) and (ii):

PLR 146748-03

     (1) Contribution 1, followed by Distribution 1, will qualify as a reorganization under Section 368(a)(1)(D). Distributing 1 and Controlled 1 each will be "a party to a reorganization" under Section 368(b).

     (2) No gain or loss will be recognized by Distributing 1 on Contribution 1 (Sections 357(a) and 361(a)).

     (3) No gain or loss will be recognized by Controlled 1 on Contribution 1 (Section 1032(a)).

     (4) The basis of each asset received by Controlled 1 in Contribution 1 will equal the basis of that asset in the hands of Distributing 1 immediately before Contribution 1 (Section 362(b)).

     (5) The holding period of each asset received by Controlled 1 in Contribution 1 will include the period during which Distributing 1 held the asset (Section 1223(2)).

     (6) No gain or loss will be recognized by Distributing 2 on Distribution 1 (Section 355(a)).

     (7) No gain or loss will be recognized by Distributing 1 on Distribution 1 (Section 361(c)).

     (8) The holding period of the Controlled 1 shares received by Distributing 2 in Distribution 1 will include the holding period of the Distributing 1 shares on which Distribution 1 will be made, provided the Distributing 1 shares are held as capital assets on the date of Distribution 1 (Section 1223(1)).

     (9) Earnings and profits will be allocated between Distributing 1 and Controlled 1 in accordance with Sections 312(h), 1.312-10(a), and
1.1502-33(f)(2).

                                SUB 1 CONVERSION

     Based solely on the information submitted and the representations set forth above, we rule as follows on the Sub 1 Conversion described above in step (iii):

     (10) The Sub 1 Conversion will qualify as a complete liquidation of Sub 1 under Section 332.

     (11) No gain or loss will be recognized by Distributing 2 on the Sub 1 Conversion (Section 332(a)).

     (12) No gain or loss will be recognized by Sub 1 on the Sub 1 Conversion (Sections 336(d)(3), 337(a), and 337(b)).

PLR-146748-03

     (13) The basis of Distributing 2 in each asset deemed received from Sub 1 in the Sub 1 Conversion will equal the basis of that asset in the hands of Sub 1 immediately before the Sub 1 Conversion (Section 334(b)(1)).

     (14) The holding period Distributing 2 will have in each asset deemed received from Sub 1 in the Sub 1 Conversion will include the period during which that asset was held by Sub 1 (Section 1223(2)).

     (15) Distributing 2 will succeed to and take into account the items of Sub 1 described in Section 381(c), subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 and the regulations thereunder (Sections 381(a) and 1.381(a)-1).

     (16) Except to the extent the earnings and profits of Sub 1 are reflected in the earnings and profits of Distributing 2, Distributing 2 will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Sub 1 as of the date of the Sub 1 Conversion (Sections 381(c)(2)(A), 1.381(c)(2)-1, and 1.1502-93(a)(2)). Any deficit in the earnings and profits of Sub 1 or Distributing 2 will be used only to offset earnings and profits accumulated after the date of the Sub 1 Conversion (Section 381(c)(2)(B)).

                        CONTRIBUTION 2 AND DISTRIBUTION 2

     Based solely on the information submitted and the representations set forth above, we rule as follows on Contribution 2 and Distribution 2 described above in steps (iv) and (v):

     (17) Contribution 2, followed by Distribution 2, will qualify as a reorganization under Section 368(a)(1)(D). Distributing 2 and Controlled 2 each will be "a party to a reorganization" under Section 368(b).

     (18) No gain or loss will be recognized by Distributing 2 on Contribution 2 (Sections 357(a) and 361(a); Rev. Rul. 79-258, 1979-2 C.B. 143).

     (19) No gain or loss will be recognized by Controlled 2 on Contribution 2 (Section 1032(a)).

     (20) The basis of each asset received by Controlled 2 in Contribution 2 will equal the basis of that asset in the hands of Distributing 2 immediately before Contribution 2 (Section 362(b)).

     (21) The holding period of each asset received by Controlled 2 in Contribution 2 will include the period during which Distributing 2 held the asset (Section 1223(2)).

     (22) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) any shareholder of Distributing 2 on Distribution 2 (Section 355(a)).

PLR 146748-03

     (23) No gain or loss will be recognized by Distributing 2 on Distribution 2 (Section 361(c)).

     (24) The aggregate basis of the Distributing 2 shares and the Controlled 2 shares in the hands of each shareholder of Distributing 2 after Distribution 2 will equal the basis of the Distributing 2 shares in the hands of the shareholder immediately before Distribution 2 (Sections 358(a) and 1.358-1(a)). This basis will be allocated between the Distributing 2 shares and the Controlled 2 shares in proportion to the fair market value of each in accordance with Section 1.358-2(a) (2) (Sections 358(b)(2) and 358(c)).

     (25) The holding period of the Controlled 2 shares received by each shareholder of Distributing 2 in Distribution 2 will include the holding period of the Distributing 2 shares on which Distribution 2 is made, provided the Distributing 2 shares are held as capital assets on the date of Distribution 2 (Section 1223(1)).

     (26) Earnings and profits will be allocated between Distributing 2 and Controlled 2 in accordance with Sections 312(h), 1.312-10(a), and
1.1502-33(e)(3).

                                     CAVEATS

     We express no opinion about the tax treatment of the Proposed Transactions under other provisions of the Code and regulations or the tax treatment of any condition existing at the time of, or effect resulting from, the Proposed Transactions that is not specifically covered by the above rulings. In particular, no opinion is given regarding the status of Sub 1 LLC as a disregarded entity under Section 301.7701-3.

                               PROCEDURAL MATTERS

     This ruling is directed only to the taxpayer(s) who requested it and applies only to the facts of the Proposed Transactions. Section 61 10(k) (3) of the Code provides that it may not be used or cited as precedent.

     A copy of this ruling letter must be attached to the Federal income tax return of each taxpayer involved in the Proposed Transactions for the taxable year in which the Proposed Transactions are completed.

PLR 146748-03

     Pursuant to the Power of Attorney on file with this office, a copy of this letter is being sent to the taxpayer.


                                      Sincerely,
                                      Associate Chief Counsel (Corporate)


                                      By:/s/Wayne T. Murray
                                         ---------------------------
                                      Wayne T. Murray
                                      Special Counsel, Office of Associate Chief
                                      Counsel (Corporate)